Exhibit 99.1

Media Contact:	Investor Contact:
Judith Pryor	Sridhar Ganesan
WorldSpace, Inc.	WorldSpace, Inc.
+1 301 960 1242	+1 301 960 2300
jpryor@worldspace.com	sganesan@worldspace.com

FOR IMMEDIATE RELEASE

WORLDSPACE® SATELLITE RADIO REPORTS

GOING CONCERN QUALIFICATION

Silver Spring, Md., April 3, 2008 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced that its independent registered public accounting firm, Grant Thornton LLP, has included an explanatory paragraph in their audit opinion for the fiscal year ended December 31, 2007, and included in the Company’s Annual Report on Form 10-K filed on March 31, 2008, that expresses doubt about the Company’s ability to continue as a going concern based on its current financial resources. The Company acknowledges it needs to raise additional capital this year.

As of December 31, 2007, the Company had cash and cash equivalents and short term investments of approximately $3.6 million. The going concern qualification is based upon the Company’s current financial resources. The Company confirms its need to secure additional capital to fund operations before the end of the second quarter of 2008.

This announcement is being made in compliance with Nasdaq Marketplace Rule 4350(b)(1)(B), which requires separate disclosure of receipt of an audit opinion that contains a going concern qualification.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, Worldspace, Inc. (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE® delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, RFI and Virgin Radio UK.

WORLDSPACE has two satellites covering two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more info, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The

Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

# # #